EXHIBIT 11.1

                         APACHE CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE
                        (In thousands, except per share data)


                                 	For the Quarter Ended	  For the Six Months
                                       	June 30,	            June 30,
                                 	----------------------	----------------------
	                                     1996	     1995	    1996       	1995
                                   	-------- 	-------- 	-------   	--------
Weighted Average Calculation:
- -----------------------------

Net income	                         $	24,437 	$   	537	 $	40,092	  $  	4,620
                                  		========		========		========	  	========

Weighted average common
  shares outstanding		                85,738  		69,809	  	81,580	    	69,741
                                  		========		========		========	  	========

Net income per share,
  based on weight average common
  shares outstanding               	$   	.29 	$   	.01 	$   	.49	 $    	.07
                                   	======== 	======== 		========		========


Primary Calculation:
- --------------------

Net income	                         $	24,437	 $   	537	 $	40,092	 $  	4,620
Assumed conversion of
  3.93-percent debentures	              	526		     534	   	1,052	    	1,083
                                  		--------		--------		--------	 	--------

Net income, as adjusted	            $	24,963	 $ 	1,071	 $	41,144	 $  	5,703
                                   		========		========		========		========

Common Stock Equivalents:

Weighted average common shares
  outstanding		                       85,738	  	69,809  		81,580	   	69,741

Stock options, using the treasury stock
  method of accounting	                 	663	     	116	     	507      		116

Assumed conversion of 3.93-percent
  debentures                         		2,778   		2,778	   	2,778	    	2,778
	                                    	--------		--------		--------		--------

	                                    	89,179	  	72,703	  	84,865	   	72,635
                                     ========		========		========		========

Net income per common share primary	 $  	.28	 $   	.01	  $  	.48	  $   	.07
                                    		========		========		========		========


The assumed conversion of the 6-percent convertible subordinated debentures due 2002 would be anti-dilutive for the second quarter and first six months of 1996.

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